Exhibit 99.1

ENDO REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

•	First quarter 2016 adjusted diluted earnings per share (EPS) of $1.08 and revenues of $964 million

•	First quarter reported diluted (GAAP) loss per share from continuing operations of $0.40

•	Company revises 2016 financial guidance; now expects 2016 revenues to range from $3.87 billion to $4.03 billion and 2016 adjusted diluted non-GAAP earnings per share to range from $4.50 to $4.80

•	Company provides updates regarding Generics business and manufacturing facility restructuring

•	Company expands Board capabilities, adding two new members with extensive industry experience

•	Company outlines evolution of strategy and related priorities, including the acceleration of R&D timelines

DUBLIN, May 5, 2016— Endo International plc (NASDAQ: ENDP) (TSX: ENL) today reported first quarter 2016 financial results, including:

•	Revenues of $964 million including new product revenues from its 2015 acquisitions of Auxilium and Par Pharmaceutical, a 35 percent increase compared to first quarter 2015 revenues of $714 million.

•	Reported loss from continuing operations of $89 million compared to first quarter 2015 reported income from continuing operations of $150 million.

•	Reported diluted loss per share from continuing operations of $0.40 compared to first quarter 2015 reported diluted earnings per share from continuing operations of $0.85.

•	Adjusted income from continuing operations of $241 million, a 16 percent increase compared to first quarter 2015 adjusted income from continuing operations of $207 million.

•	Adjusted diluted EPS from continuing operations of $1.08 compared to first quarter 2015 adjusted diluted EPS from continuing operations of $1.17.

“Despite increasing competitive and pricing pressures across both our Generics and Branded businesses, Endo was able to deliver first quarter results largely in line with our expectations,” said Rajiv De Silva, President and CEO of Endo. “However, as we move further into 2016, we are rebasing our full-year financial expectations due to the impact of several previously unanticipated headwinds: new competitive entrants, including for Voltaren® Gel; greater than expected price erosion across the Generics sector; and delays on regulatory actions related to certain Endo products. We are also continuing to evolve Endo’s corporate strategy and are taking decisive action to best position the Company for a return to long-term, organic growth within a rapidly changing market environment. We look forward to executing on this evolved strategy to deliver products that improve patients’ lives while creating value for our shareholders.”

FINANCIAL PERFORMANCE

($ in thousands, except per share amounts)

	1st Quarter
	2016	2015	Change
Total Revenues	$963,539	$714,128	35%
Reported (Loss) Income from Continuing Operations	$(88,763)	$150,492	NM
Reported Diluted (Loss) Income per Share from Continuing Operations	$(0.40)	$0.85	NM
Adjusted Income from Continuing Operations	$240,731	$207,360	16%
Adjusted Diluted Weighted Average Shares	223,180	176,825	26%
Adjusted Diluted EPS from Continuing Operations	$1.08	$1.17	(8)%

U.S. BRANDED PHARMACEUTICALS

During first quarter 2016, the U.S. Branded Pharmaceuticals business unit continued to deliver growth for prioritized products including XIAFLEX®, commercially launched its Schedule III product BELBUCA™ and mitigated the impact of earlier-than-anticipated generic competition on Voltaren® Gel.

First quarter 2016 U.S. Branded Pharmaceuticals results include:

•	Revenues of $309 million, a 9 percent increase compared to first quarter 2015; this increase was primarily attributable to the acquisition of Auxilium Pharmaceuticals.

•	Net sales of XIAFLEX® increased 57 percent compared to first quarter 2015; this increase was attributable to the full quarter of revenues reported by Endo as well as continued demand growth for the product.

•	Net sales of Voltaren® Gel decreased 21 percent compared to first quarter 2015; this decrease was attributable to a new generic entrant.

•	The Branded pain product portfolio was unfavorably impacted by public policy pressures related to the prescribing of opioids that have created a shift in pain market dynamics.

U.S. GENERIC PHARMACEUTICALS

During first quarter 2016, the U.S. Generic Pharmaceuticals business unit continued the integration of Par Pharmaceutical Holdings, Inc., which was acquired by Endo in September 2015, while executing on its sales and marketing, R&D and manufacturing plans for the year.

First quarter 2016 U.S. Generic Pharmaceuticals results include:

•	Revenues of $583 million, a 63 percent increase compared to first quarter 2015; this increase was primarily attributable to growth from the addition of sales from the Company’s acquisition of Par, as well as underlying growth of certain products.

•	Compared to previous expectations, revenues in U.S. Generic Pharmaceuticals were unfavorably impacted by delayed regulatory actions related to certain 505(b)(2) products, as well as increased pricing pressure due to increased competition across pain and other commoditized products within the legacy Qualitest portfolio.

•	The legacy Par portfolio of products continues to perform on-track with original internal expectations.

INTERNATIONAL PHARMACEUTICALS

During first quarter 2016, the International Pharmaceuticals business unit focused on the integration by Litha of the recent acquisition of pharmaceutical products and research and development (R&D) programs from the Aspen Group as well as managing the expected loss of exclusivity for certain Paladin products.

First quarter 2016 International Pharmaceuticals results include:

•	Revenues of $71 million, a 2 percent decrease over first quarter 2015 but an 11 percent increase excluding an unfavorable currency impact of $10 million; this increase was primarily attributable to Paladin and Somar.

•	Paladin revenues were $27 million, a 3 percent increase over first quarter 2015, and emerging market revenues from Litha and Somar were $37 million, an 11 percent decrease over first quarter 2015 but a 7 percent increase excluding an unfavorable currency impact of $7 million.

2016 Financial Guidance

For the full twelve months ended December 31, 2016, at current exchange rates, Endo is providing revised financial guidance. The Company estimates:

•	Total revenues to be between $3.87 billion and $4.03 billion;

•	Reported diluted (GAAP) EPS from continuing operations to be between $0.25 and $0.55;

•	Adjusted diluted EPS from continuing operations to be between $4.50 to $4.80 ; and

The Company’s 2016 financial guidance is based on the following assumptions:

•	Adjusted gross margin of approximately 59 percent to 60 percent;

•	Adjusted operating expenses as a percentage of revenues to be approximately 21.5 percent to 22 percent;

•	Adjusted interest expense of approximately $455 million;

•	Adjusted effective tax rate of approximately zero to 2 percent; and

•	Adjusted diluted EPS from continuing operations assume full year adjusted diluted shares outstanding of approximately 223 million shares.

Balance Sheet and Liquidity Updates

As of March 31, 2016, the Company had $222.0 million in unrestricted cash; net debt of approximately $8.6 billion and a net debt to pro forma adjusted EBITDA ratio of 4.61.

As previously expected and announced around its fourth quarter 2015 financial results, the Company received tax refunds in April 2016.

First quarter 2016 reported cash used in operating activities was $49.8 million and was impacted by the following non-core or infrequent items: mesh-related product liability and other litigation matter payments of $213.9 million, severance and restructuring payments of $19.4 million and transaction costs and certain integration charges paid in connection with acquisitions of $30.5 million.

The Company expects to maintain a net debt to adjusted EBITDA leverage ratio in the high four times range with quarter to quarter fluctuations in 2016 and remains committed to achieving a ratio of three to four times in the future.

During the three months ended March 31, 2016, we recorded pre-tax, non-cash impairment charges of $129.6 million primarily related to our 2016 U.S. Generic Pharmaceuticals restructuring initiative, which resulted in the discontinuation of certain commercial products and the abandonment of certain IPR&D projects. As a result of these decisions and other market conditions, the Company also recorded a pre-tax, non-cash charge of $45 million to increase its excess inventory reserves.

Board Appointments

In a separate press release issued today, Endo also announced the appointment of two new members to its Board of Directors: Douglas S. Ingram, former president of Allergan, Inc. and current CEO of Chase Pharmaceuticals Corporation, and Todd Sisitsky, managing partner of TPG Capital, to its Board of Directors.

Simultaneously with Mr. Sisitsky joining the Board, Endo has amended the existing standstill agreement with TPG, enabling TPG to purchase additional Endo shares on the open market, subject to certain limitations and other regulatory requirements.

Corporate Strategy & Business Updates

Endo’s corporate strategy continues to evolve to meet current challenges and capitalize on opportunities. Today, Endo is outlining key steps it is taking in 2016 and beyond that are focused on returning the Company to organic growth through investment in R&D and growth products, improving margins and increasing cash generation to de-lever the Company in the medium-term. Specific priorities include, but are not limited to, the following:

•	Branded Pharmaceuticals commercial operations: Endo continues to prioritize its investment on key near-term growth opportunities: XIAFLEX® and BELBUCA™.

•	Branded Pharmaceuticals R&D Pipeline: Endo is also accelerating timelines for its XIAFLEX® R&D pipeline with plans to move at least five programs into clinical trials this year.

•	Generics manufacturing operations: As part of Endo’s ongoing Generics business integration and optimization efforts, the Company is announcing an accelerated restructuring of its Generics product and R&D portfolio, as well as its manufacturing facility network. This restructuring is expected to result in approximately $60 million in net run rate cost savings in 2017 and is expected to result in the closure of the Company’s facility in Charlotte, North Carolina, and a workforce reduction at its facility in Huntsville, Alabama.

•	Generics R&D: the Company reiterated its intention to launch approximately 30 products from its newly combined pipeline in 2016 and to file approximately 25 to 30 abbreviated new drug applications with U.S. Food and Drug Administration.

•	Corporate: Endo will focus on opportunities to continue to optimize its business, fund investment in new growth opportunities and to de-lever in the medium term.

“While Endo is facing challenges in 2016, we see this as a period of substantial opportunity for the Company, the patients and physicians we serve, and our shareholders,” said Mr. De Silva. “We are restructuring our business to successfully meet these challenges and to position Endo for future growth. We believe in the potential of our core long-term growth drivers: XIAFLEX®, including its related pipeline, BELBUCA™ and the Par generics pipeline and sterile injectables business.” Mr. De Silva continued, “We have attractive assets and a resilient organization that we can rely on to return the Company to organic growth, improve margins and increase cash generation over time. We strongly believe in Endo’s future and in our ability to generate long-term value for our shareholders.”

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this press release today at 4:30 p.m. ET. The dial-in number to access the call is U.S./Canada (866) 497-0462, International (678) 509-7598, and the passcode is 91618118. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from May 5, 2016 at 7:30 p.m. ET until 11:59 p.m. ET on May 19, 2016 by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International) and entering the passcode 91618118.

A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 11:59 p.m. ET on May 19, 2016. The replay can be accessed by clicking on “Upcoming Events” in the Investor Relations section of the Endo website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations (Non-GAAP) for each of the three months ended March 31, 2016 and 2015 (in thousands, except per share data):

Three Months Ended March 31, 2016 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$963,539	$—		$963,539

COSTS AND EXPENSES:
Cost of revenues	688,705	(298,639	) (1)	390,066
Selling, general and administrative	178,355	(3,179	) (2)	175,176
Research and development	41,692	(2,100	) (3)	39,592
Litigation-related and other contingencies, net	5,200	(5,200	) (4)	—
Asset impairment charges	129,625	(129,625	) (5)	—
Acquisition-related and integration items	12,554	(12,554	) (6)	—

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	$(92,592)	$451,297		$358,705

INTEREST EXPENSE, NET	116,793	(4,092	) (7)	112,701
LOSS ON EXTINGUISHMENT OF DEBT	—	—		—
OTHER INCOME, NET	(1,907)	(1,319	) (8)	(3,226)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(207,478)	$456,708		$249,230

INCOME TAX (BENEFIT) EXPENSE	(118,715)	127,214	(9)	8,499

(LOSS) INCOME FROM CONTINUING OPERATIONS	$(88,763)	$329,494		$240,731

DISCONTINUED OPERATIONS, NET OF TAX	(45,108)	45,108	(10)	—

CONSOLIDATED NET (LOSS) INCOME	$(133,871)	$374,602		$240,731

Less: Net loss attributable to noncontrolling interests	(2)	—		(2)

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(133,869)	$374,602		$240,733

DILUTED (LOSS) EARNINGS PER SHARE DATA ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS:
Continuing operations	$(0.40)			$1.08
Discontinued operations	(0.20)			—

DILUTED (LOSS) EARNINGS PER SHARE	$(0.60)			$1.08

DILUTED WEIGHTED AVERAGE SHARES	222,302			223,180

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to developed technology of $211,669, a fair value step-up in inventory and certain excess manufacturing costs that will be eliminated pursuant to integration plans of $67,126, accruals for milestone payments to partners of $667, and charges to increase inventory reserve levels related to the 2016 U.S. Generic Pharmaceuticals restructuring initiative of $26,927, offset by a $(7,750) reversal of the remaining Voltaren® Gel minimum royalty obligations as a result of a generic entrant.
(2)	Primarily to exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the Company’s operations.
(3)	To exclude milestone payments to partners and certain other costs.
(4)	To exclude the net impact of certain litigation settlement charges.
(5)	To exclude asset impairment charges.
(6)	To exclude acquisition and integration costs of $23,228, primarily associated with the Par acquisition, offset by a net decrease in the fair value of contingent consideration of $(10,674).
(7)	To exclude one-time, non-core interest charges.
(8)	Primarily to exclude the foreign currency impact related to the re-measurement of intercompany debt instruments of $1,255 and other miscellaneous expense.
(9)	Reflects tax savings from acquired tax attributes and the effect of the pre-tax adjustments above at applicable rates.
(10)	To exclude the Astora business reported as Discontinued operations, net of tax.

Three Months Ended March 31, 2015 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$714,128	$—		$714,128

COSTS AND EXPENSES:
Cost of revenues	384,266	(135,789	) (1)	248,477
Selling, general and administrative	211,578	(79,410	) (2)	132,168
Research and development	17,897	(2,063	) (3)	15,834
Litigation-related and other contingencies, net	13,000	(13,000	) (4)	—
Asset impairment charges	7,000	(7,000	) (5)	—
Acquisition-related and integration items	34,640	(34,640	) (6)	—

OPERATING INCOME FROM CONTINUING OPERATIONS	$45,747	$271,902		$317,649

INTEREST EXPENSE, NET	73,139	(1,379	) (7)	71,760
LOSS ON EXTINGUISHMENT OF DEBT	980	(980	) (8)	—
OTHER INCOME, NET	(11,995)	10,134	(9)	(1,861)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	$(16,377)	$264,127		$247,750

INCOME TAX (BENEFIT) EXPENSE	(166,869)	207,259	(10)	40,390

INCOME FROM CONTINUING OPERATIONS	$150,492	$56,868		$207,360

DISCONTINUED OPERATIONS, NET OF TAX	(226,210)	246,865	(11)	20,655

CONSOLIDATED NET (LOSS) INCOME	$(75,718)	$303,733		$228,015

Less: Net income attributable to noncontrolling interests	—	—		—

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO INTERNATIONAL PLC	$(75,718)	$303,733		$228,015

DILUTED EARNINGS PER SHARE DATA ATTRIBUTABLE TO ENDO INTERNATIONAL PLC ORDINARY SHAREHOLDERS:
Continuing operations	$0.85			$1.17
Discontinued operations	(1.28)			0.12

DILUTED (LOSS) EARNINGS PER SHARE	$(0.43)			$1.29

DILUTED WEIGHTED AVERAGE SHARES	176,825			176,825

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to developed technology of $95,269, a fair value step-up in inventory of $37,554, certain excess costs that will be eliminated pursuant to the integration plans of $2,362 and accruals for milestone payments to partners of $604.
(2)	To exclude certain separation benefits and other costs incurred in connection with continued efforts to enhance the Company’s operations of $41,807 and a charge of $37,603 related to the acceleration of Auxilium employee equity awards at closing.
(3)	To exclude milestone payments to partners of $2,063.
(4)	To exclude the impact of certain net litigation charges.
(5)	To exclude asset impairment charges.
(6)	To exclude acquisition and integration costs, primarily associated with the Auxilium acquisition.
(7)	To exclude additional non-cash interest expense.
(8)	To exclude a loss on extinguishment of debt in connection with debt refinancing activity.
(9)	To exclude the foreign currency impact related to the remeasurement of intercompany debt instruments of $(21,090), costs associated with unused financing commitments of $11,810 and other miscellaneous income of $(854).
(10)	Primarily to reflect the cash tax savings from acquired tax attributes and the tax effect of the pre-tax adjustments above at applicable tax rates. Additionally, included within this amount is an adjustment to exclude approximately $159,700 of tax benefit resulting from the then expected realization of deferred tax assets in the future related to certain components of our AMS business, which was listed as held for sale during the first quarter of 2015.
(11)	Primarily to exclude certain items related to the AMS businesses, reported as Discontinued operations, net of tax, including an impairment charge of $222,753 based on the estimated fair values of the underlying businesses being sold, less costs to sell.

Non-GAAP adjusted net income and its components and Non-GAAP adjusted diluted earnings per share amounts are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted earnings per share amounts. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. These Non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses performance. See Endo’s Current Report on Form 8-K furnished today to the Securities and Exchange Commission for an explanation of Endo’s reasons for using non-GAAP measures.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Guidance for 2016

	Year Ending December 31, 2016
Projected GAAP diluted income per ordinary share	$0.25	To …	$0.55
Amortization of commercial intangible assets	3.55		3.55
Inventory step-up	0.53		0.53
Upfront and milestone-related payments to partners	(0.01)		(0.01)
Acquisition related, integration and restructuring charges and certain excess costs that will be eliminated pursuant to integration plans	0.59		0.59
Asset impairment charges	0.58		0.58
Charges for litigation and other legal matters	0.02		0.02
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected tax savings from acquired tax attributes	(1.01)		(1.01)
Diluted adjusted income per ordinary share guidance	$4.50	To …	$4.80

The Company’s guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of May 5, 2016.

About Endo International plc

Endo International plc (NASDAQ: ENDP) (TSX: ENL) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

(Tables Attached)

The following table presents Endo’s unaudited Net Revenues for the three months ended March 31, 2016 and 2015:

Endo International plc

Net Revenues (unaudited)

(in thousands)

	Three Months Ended March 31,		Percent Growth
	2016	2015
U.S. Branded Pharmaceuticals:
Pain Management:
LIDODERM®	$19,712	$25,160	(22)%
OPANA® ER	44,670	46,859	(5)%
PERCOCET®	33,593	36,299	(7)%
Voltaren® Gel	35,747	45,471	(21)%

	$133,722	$153,789	(13)%

Specialty Pharmaceuticals:
SUPPRELIN® LA	$17,252	$16,282	6%
XIAFLEX®	44,045	27,966	57%

	$61,297	$44,248	39%

Branded Other Revenues	113,794	86,470	32%

Total U.S. Branded Pharmaceuticals	$308,813	$284,507	9%

U.S. Generic Pharmaceuticals:
U.S. Generics Base	347,429	241,696	44%
Sterile Injectables	123,689	—	NM
New Launches and Alternative Dosages	112,272	115,266	(3)%

Total U.S. Generic Pharmaceuticals	$583,390	$356,962	63%
Total International Pharmaceuticals	71,336	72,659	(2)%

Total Revenues	$963,539	$714,128	35%

The following table presents unaudited condensed consolidated Balance Sheet data at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221,968	$272,348
Restricted cash and cash equivalents	521,968	585,379
Accounts receivable	867,829	1,014,808
Inventories, net	670,454	752,493
Assets held for sale	—	36,522
Other assets	797,684	790,987

Total current assets	$3,079,903	$3,452,537

TOTAL NON-CURRENT ASSETS	15,556,897	15,897,799

TOTAL ASSETS	$18,636,800	$19,350,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,862,714	$3,116,841
Liabilities held for sale	—	20,215
Other current liabilities	344,253	337,256

Total current liabilities	$3,206,967	$3,474,312

LONG-TERM DEBT, LESS CURRENT PORTION, NET	8,229,191	8,251,657
OTHER LIABILITIES	1,276,496	1,656,391
STOCKHOLDERS’ EQUITY:
Total Endo International plc shareholders’ equity	$5,924,146	$5,968,030
Noncontrolling interests	—	(54)

Total shareholders’ equity	$5,924,146	$5,967,976

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,636,800	$19,350,336

The following table presents unaudited condensed consolidated Statement of Cash Flow data for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
OPERATING ACTIVITIES:
Consolidated net loss	$(133,871)	$(75,718)
Adjustments to reconcile consolidated Net loss to Net cash used in operating activities
Depreciation and amortization	236,089	119,590
Asset impairment charges	150,804	229,753
Other	(81,966)	(106,741)
Changes in assets and liabilities which used cash	(220,881)	(256,692)

Net cash used in operating activities	(49,825)	(89,808)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(23,685)	(17,189)
Acquisitions, net of cash acquired	—	(911,892)
Proceeds from sale of business, net	4,108	4,712
Decrease (increase) in restricted cash and cash equivalents, net	63,647	(6,132)
Other	(13,000)	17

Net cash provided by (used in) investing activities	31,070	(930,484)

FINANCING ACTIVITIES:
(Payments on) proceeds from borrowings, net	(21,859)	1,039,287
Other	(12,733)	(42,426)

Net cash (used in) provided by financing activities	(34,592)	996,861

Effect of foreign exchange rate	2,967	(7,861)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(50,380)	(31,292)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	272,348	408,753

CASH AND CASH EQUIVALENTS, END OF PERIOD	$221,968	$377,461

Our Net cash used in operating activities includes the impact of certain significant non-core or infrequent pre-tax cash outlays and cash receipts that are not necessarily indicative of Endo’s core operations or that distort the cash flow generation of our underlying business in a given period. The following schedule presents the significant non-core or infrequent pre-tax cash outlays and cash receipts impacting our Net cash used in operating activities for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
Payments for mesh-related product liability and other litigation matters	$213,886	$130,975
Unused commitment fees	—	11,810
Severance and restructuring payments	19,351	11,719
Transaction costs and certain integration charges paid in connection with acquisitions	30,462	44,206

Total	$263,699	$198,710

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to the statements by Mr. De Silva and other statements regarding product development, market potential, corporate strategy, optimization efforts and restructurings, expected growth and regulatory approvals, as well as Endo’s earnings per share amounts, product net sales, revenue forecasts and any other statements that refer to Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo.

All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Endo’s businesses, including, among other things, the following: changing competitive, market and regulatory conditions; Endo’s ability to obtain and maintain adequate protection for its intellectual property rights; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Endo’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, U.S. and international economic conditions, including higher unemployment, political instability, financial hardship, consumer confidence and debt levels, taxation, changes in interest and currency exchange rates, international relations, capital and credit availability, the status of financial markets and institutions, fluctuations or devaluations in the value of sovereign government debt, as well as the general impact of continued economic volatility, can materially affect Endo’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.

Additional information concerning the above-referenced risk factors and other risk factors can be found in press releases issued by Endo, as well as Endo’s public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading “Risk Factors” in Endo’s 2015 Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Endo’s press releases and additional information about Endo are available at www.endo.com or you can contact the Endo Investor Relations Department by calling 484-216-0000.

SOURCE Endo International plc

Investors/Media: Keri P. Mattox, (484) 216-7912; Media: Heather Zoumas-Lubeski, (484) 216-6829

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